UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Sec. 240.14a-12

NewAge, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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NewAge, Inc.

2420 17th Street, Suite 220

Denver, CO 80202

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2021

This proxy statement supplement (the “Proxy Supplement”) amends and supplements the definitive proxy statement filed by NewAge, Inc. (the “Company”) with the Securities and Exchange Commission on March 25, 2021 regarding the 2021 Annual Meeting of Shareholders of the Company (the “Proxy Statement”). Except as amended below by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged.

The Proxy Statement is hereby amended to state that Proposal No. 3 (the approval of an increase to the total number of shares of the Company’s authorized common stock from 200,000,000 shares to 400,000,000 shares) and Proposal No. 7 (the approval of the adjournment of the annual meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of Proposal Nos. 2, 3 or 4 (the “Adjournment Proposal”)) are routine matters, rather than non-routine matters as previously stated. As a result, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on Proposal Nos. 3 and 7.

The following portions of the Proxy Statement under the “General Information About the Annual Meeting” section are hereby revised as follows:

Will My Shares Be Voted If I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the Annual Meeting as described above under “How Do I Vote?” If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter, or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.” The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The Nasdaq Capital Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“routine matters”), but do not have the discretion to vote uninstructed shares as to certain other matters (“non-routine matters”). Under NYSE interpretations, Proposal No. 1 (election of directors), Proposal No. 2 (approval of the Nasdaq Proposal), Proposal No. 4 (approval of the reincorporation of the Company from the State of Washington to the State of Delaware), and Proposal No. 5 (approval of an advisory (non-binding) resolution regarding the compensation of our named executive officers) are considered non-routine matters; and Proposal No. 3 (approval of an increase to the total number of shares of the Company’s authorized common stock from 200,000,000 shares to 400,000,000 shares), Proposal No. 6 (the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021) and Proposal No. 7 (the Adjournment Proposal) are considered routine matters. If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for Proposal Nos. 3, 6 and 7, but does not have authority to vote your unvoted shares for Proposal Nos. 1, 2, 4, or 5. We encourage you to provide voting instructions. This ensures your shares will be voted at the Annual Meeting in the manner you desire.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal No. 3: Approval of an Increase to the Total Number of Shares of the Company’s Authorized Common Stock from 200,000,000 Shares to 400,000,000 Shares	The affirmative vote of a majority of the shares entitled to vote at the meeting is required to approve an increase to the total number of shares of the Company’s authorized common stock from 200,000,000 shares to 400,000,000 shares. Abstentions will have the same effect as a negative vote. Brokerage firms have the authority to vote clients’ unvoted shares held by the firms in street name on this proposal.

Proposal No. 7: The Adjournment Proposal	The affirmative vote of a majority of the votes cast for this proposal is required to approve the Adjournment Proposal. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as a negative vote. Brokerage firms have the authority to vote clients’ unvoted shares held by the firms in street name for this proposal.